Exhibit 99.2

Date: January 21, 2015	Media Contact: Michael Kinney 732-938-1031 mkinney@njresources.com Investor Contacts: Joanne Fairechio 732-378-4967 jfairechio@njresources.com Dennis Puma 732-938-1229 dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES 2-FOR-1 STOCK SPLIT
AT ANNUAL SHAREOWNERS’ MEETING
Quarterly Dividend Declared

FARMINGDALE, NJ – The board of directors of New Jersey Resources (NYSE: NJR) unanimously approved a 2-for-1 stock split of its outstanding common stock, and a corresponding increase in authorized shares of common stock to 150 million. An announcement will be made during the company’s Annual Shareowners’ Meeting held at Eagle Oaks Golf and Country Club in Farmingdale, New Jersey.

“Fiscal 2014 was a record year for NJR,” said Laurence M. Downes, chairman and CEO. “Our strong stock performance has provided us with the opportunity to reward shareowners for their continued confidence with a 2-for-1 stock split. This is the fourth common stock split in the company’s 33 years of trading on the New York Stock Exchange. Investors count on us year after year for a reliable return, and we have consistently met these expectations. In fact, in fiscal 2014, NJR delivered its 23rd consecutive year of improved financial results.”

Shareowners of record at the close of business on February 6, 2015 will receive one additional share of NJR stock for every share of common stock owned as of that date. The new shares resulting from the split will be distributed following the close of business on March 3, 2015. NJR will commence trading at its split-adjusted price on March 4, 2015. As a result of the stock split, the number of shares of NJR stock outstanding will increase to approximately 85 million. For additional information on the NJR stock split, visit the Investor Relations section of njresources.com and scroll down to Investor Fact Sheets.

NEW JERSEY RESOURCES ANNOUNCES 2-FOR-1 STOCK SPLIT AT ANNUAL SHAREOWNERS’ MEETING;
Quarterly Dividend Declared

Prior to the stock split, the board of directors also unanimously declared a quarterly dividend of $0.45 per share on its common stock. On a post-split basis, the quarterly dividend will be $0.225 per share, payable on April 1, 2015 to shareowners of record on March 13, 2015. NJR has paid quarterly dividends continuously since its inception in 1952.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

  New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.
  NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.
  NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 100 megawatts, providing residential and commercial customers with low-carbon solutions.
  NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and a transportation pipeline, both of which are Federal Energy Regulatory Commission, or FERC-regulated investments.
  NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 118,000 service contract customers.

NJR and its more than 950 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
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